Exhibit 99.1

CHAMPION ANNOUNCES RECORD RESULTS FOR 2ND QUARTER AND FIRST SIX MONTHS OF 2006 AND DIVIDEND

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced record earnings for the second quarter of 2006 of $1,578,000 or $0.16 per share compared to a net loss of ($97,000) or ($0.01) per share for the same period in 2005. This represents an increase in quarterly earnings for the second quarter of 2006 compared with the same period in 2005 of $1,676,000. The second quarter of 2006 reflected double digit revenue growth, improved gross margins and improved selling, general and administrative expense absorption. The net loss for the second quarter of 2005 was primarily the result of charges and associated expenses for various legal related issues, including the settlement of a Mississippi lawsuit for $440,000 and other legal settlements, accruals and expenses in the amount of $337,000. The aggregate impact of the legal related issues and settlements totaled $777,000 for the second quarter of 2005.

Net income for the six months ended April 30, 2006 represented record earnings of $2,724,000 or $0.28 per share and record core net income of $2,548,000 or $0.26 per share. This compares to $166,000 or $0.02 per share for the same period in 2005 representing a $2,382,000 or 1,435% increase in core net income. Core net income does not include Hurricane Katrina-related insurance recoveries, net of expenses. The Company’s balance sheet reflected working capital of $26.7 million, book value per share of $4.36 and total shareholders' equity of $42.5 million at April 30, 2006. During the first six months of 2006 the Company has paid down approximately $1.8 million of interest bearing debt on a net basis, invested approximately $1.1 million in property, plant and equipment and recorded non-cash expenses associated with depreciation and amortization of approximately $2.1 million.

The Board of Directors announced the declaration of the Company’s quarterly dividend of five cents per share. The cash dividend will be paid on June 26, 2006, to shareholders of record on June 9, 2006.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our fiscal second quarter represented the best quarter in the Company’s history. Our record second quarter comes on the heels of our best first quarter in the Company’s history reported earlier this year. Our efforts over the last several years have begun to manifest themselves in the operations of the Company. I continue to be encouraged by the revenue growth and gross margin improvement which has occurred in both of our operating segments during the first two quarters of fiscal 2006. This is an indication that our top line gains have been profitable and added to our ability to utilize our existing infrastructure to grow the business. The remainder of 2006 will encompass several initiatives on both the revenue side of the equation and the cost side. The intent of these initiatives is to lay the framework for continued profitability and maximum leverage of our resources. We recorded net gains on insurance recoveries during the second quarter 2006 in the amount of $44,000, which reflected proceeds of $278,000 and additional charges of $234,000. I would not anticipate any additional funds from Hurricane Katrina insurance recoveries and at this point we are focusing our efforts on the future of the market in New Orleans, Baton Rouge and the entire Gulf States region.”

Revenues for the three months ended April 30, 2006 were $37.4 million compared to $33.6 million in the same period in 2005. This change represented an increase in revenues of $3.9 million or 11.5%. Revenues for the six months ended April 30, 2006 increased to $73.7 million from $68.0 million in 2005. This change represented an increase in revenues of $5.7 million or 8.4%. The printing segment experienced a sales increase of $5.2 million or 10.6% while the office products and office furniture segment experienced an increase of $534,000 or 2.8%. Toney K. Adkins, President and Chief Operating Officer, noted, “Our SG&A costs decreased approximately $796,000 for the year and $532,000 for the second quarter of 2006. Although the Company incurred approximately $800,000 in charges associated with various legal related issues during the first half and second quarter of 2005 overall year to date SG&A expense would have been flat, when compared with 2005 after adjusting for the legal related issues, even though we have reflected substantial growth in sales and gross margins. This is reflective of our cost control standards and ability to leverage our existing infrastructure to support the organization’s top line growth. We continue to review all of our methodologies and work towards improved operating efficiencies and integration opportunities within our core operating entities.”

    Mr. Reynolds concluded, “Our top line improvement is the result of organic growth in both the first and second quarters of 2006, since we had no new acquisitions since the fourth quarter of 2004. I emphasized last quarter that our quality and perception in the marketplace is critical to continued growth and I feel the market is cognizant of our abilities and the quality and craftsmanship of the work we produce. Our SG&A cost structure is heading in the right direction but we have not achieved our targeted goals. We will continuously focus on achieving our targeted objectives and renewing our efforts when such goals are not achieved. The cost side of the business must continually be under a microscope and our management team is focused on the results cost containment can accrue to Champion. It is the people within Champion who have accomplished these interim results and we are convinced that our management team and personnel are focused on achieving the highest results for all of the Company’s stakeholders as we move into the second half of fiscal 2006.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Consolidated Graphics (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, general and economic business conditions in the Company’s market areas affected by Hurricane Katrina, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended April 30,		Six months ended April 30,
	2006	2005	2006	2005
Printing	$27,842,000	$24,385,000	$54,007,000	$48,822,000
Office products & office furniture	9,579,000	9,167,000	19,705,000	19,170,000
Total revenues	$37,421,000	$33,552,000	$73,712,000	$67,992,000

Net income (loss)	$1,578,000	($97,000)	$2,724,000	$166,000
Core net income (loss)	$1,552,000	($97,000)	$2,548,000	$166,000
Per share data:
Net income (loss)
Basic and diluted	$0.16	($0.01)	$0.28	$0.02
Core basic and diluted	$0.16	($0.01)	$0.26	$0.02
Weighted average shares outstanding:
Basic	9,746,000	9,734,000	9,746,000	9,734,000
Diluted	9,947,000	9,734,000	9,889,000	9,803,000

    The following table is a reconciliation of net income (loss) as reported to core net income (loss), which is defined as GAAP net income (loss) adjusted for insurance recoveries, net of expenses associated with Hurricane Katrina. The Company believes that events associated with Hurricane Katrina require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly financial statements more useful to investors.

	Three Months Ended April 30,		Six Months Ended April, 30,
	2006	2005	2006	2005
Net income (loss)	$1,578,000	($97,000)	$2,724,000	$166,000
Insurance recoveries, net of expenses	26,000	-	176,000	-
Core net income (loss)	$1,552,000	($97,000)	$2,548,000	$166,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492